Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of May 1, 2006 (the “Effective Date”) between Raptor Pharmaceutical Inc., a Delaware corporation with its principal offices located at 9 Commercial Blvd., Suite 200, Novato, CA 94949 (the “Company”), and Christopher M. Starr, Ph.D., a resident of Sonoma, California (the “Employee”).

In consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

1.            Position. During the term of this Agreement, Company will employ Employee, and Employee will serve Company in the capacity of Chief Executive Officer and as a member of the Board of Directors. Employee will report directly to the Company's Board of Directors.

2.            Duties. Employee will perform duties that are executive in nature, consistent with his title; provided, however, that the Company shall not, without Employee's express written consent, require Employee to be based anywhere other than in Marin or Sonoma County, except for required travel on the Company's business to an extent substantially consistent with travel required of persons who hold similar positions or have similar duties with the Company.

3.            Exclusive Service. Employee will devote substantially all his working time and efforts to the business and affairs of the Company. The foregoing shall not, however, preclude Employee (a) from engaging in appropriate civic, charitable or religious activities, (b) from devoting a reasonable amount of time to private investments and business interests, (c) from serving on the boards of directors or advisors of, or as a consultant to, other entities, or (d) from providing incidental assistance to family members on matters of family business, so long as the foregoing activities and service do not conflict with Employee's responsibilities to the Company.

4.	Term of Employment.

4.1          Initial Term. The Company agrees to continue Employee's employment, and Employee agrees to remain in the employ of the Company, for a period of three (3) years after the Effective Date unless Employee's employment is earlier terminated pursuant to the provisions of this Agreement.

4.2          Renewal. The term of Employee's employment shall be extended automatically, without further action of either party, as of thirty three (33) months after the Effective Date and on each succeeding anniversary of that date, for terms of one (1) year, unless on or before ninety (90) days prior to the last day of the term of Employee's employment or any extension thereof, the Company or Employee shall notify the other in writing of its intention not to renew Employee's employment, in which case Employee's employment shall terminate at the end of the original term or any extension thereof. If either party notifies the other of its intention not to renew Employee's employment less than ninety (90) days prior to the end of the term of this Agreement or any extension thereof, then such termination shall be effective ninety (90) days from such notice. No notice of non-renewal may be given by either party after a renewal term has commenced. Any such renewal shall be upon such terms and conditions set forth herein, unless otherwise agreed between the Company and Employee. The notice of non-renewal by either party shall in no way constitute a breach of this Agreement.

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4.3         Termination of Agreement. This Agreement shall terminate on the date on which all obligations of the parties hereto have been satisfied.

5.	Compensation and Benefits.

5.1          Base Salary. The Company agrees to pay Employee a minimum annual salary of one hundred fifty thousand ($150,000), or in the event of any portion of a year, a pro rata amount of such annual salary. Employee's base salary shall be reviewed by the Board of Directors or for possible increases prior to the start of each fiscal year, effective at the beginning of such fiscal year. Employee's salary will be payable as earned in accordance with Company's customary payroll practice.

5.2          Cash Bonus. Employee will be eligible to receive annual and discretionary cash bonuses as determined by the Board of Directors.

5.3          Additional Benefits. Employee will be eligible to participate in Company's employee benefit plans of general application, including without limitation pension and profit-sharing plans, deferred compensation, supplemental retirement or excess-benefit plans, stock option, incentive or other bonus plans, life, health, disability, accident and dental insurance programs, 401(k) plan, paid vacations and sabbatical leave plans, and similar plans or programs, in accordance with the rules established for individual participation in any such plan. Employee shall be entitled each year to four (4) weeks leave for vacation at full pay, provided, that at the end of each year, Employee may accrue and carry over to the next succeeding year a maximum of two (2) weeks of unused vacation. Employee shall also be entitled to reasonable holidays and illness days with full pay in accordance with the Company's policy from time to time in effect.

5.4          Stock Options. Upon approval by the Board of Directors, Employee will be granted options to purchase 250,000 of the Company’s or the Company’s parent’s common stock at the closing price on the date of grant. Such stock options will vest 6/36ths on the six month anniversary of the grant date and 1/36th per month thereafter and will expire ten (10) years from date of grant. Employee will be eligible to receive future stock grants and stock option awards in the discretion of the Board of Directors.

5.5         Expenses. The Company will reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with the Company's business, provided that such expenses are in accordance with applicable policy set by the Board from time to time and are properly documented and accounted for in accordance with the policy of the Company and with the requirements of the Internal Revenue Service.

6.            Proprietary Rights. Employee hereby agrees to execute an Employee Invention Assignment and Confidentiality Agreement with the Company in substantially the form attached hereto as Exhibit A.

7.	Termination.

7.1         Events of Termination. Employee's employment with the Company shall terminate upon any one of the following:

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(a)          Ninety (90) days after the effective date of a written notice sent to Employee stating the Company's determination made in good faith that it is terminating Employee for “Cause” as defined under Section 7.2 below (“Termination for Cause”), provided, that if the “Cause” for termination is a curable failure by Employee to properly perform his assigned duties, then the Company will give Employee written notice of such failure (a “Cause Notice”), and if Employee failure to cure such failure to the reasonable satisfaction of the Board of Directors within sixty (60) days after the Company gives the Cause Notice, then the Company may immediately terminate Employee's employment, and such termination will be conclusively deemed to be for “cause” hereunder; or

(b)          thirty (30) days after the effective date of a written notice sent to Employee stating the Company's determination made in good faith that, due to a mental or physical incapacity, Employee has been unable to perform his duties under this Agreement for a period of not less than six (6) consecutive months or 180 days in the aggregate in any 12-month period unless Employee has been on a leave approved by the Company’s Board of Directors (“Termination for Disability”); or

(c)	Employee's death (“Termination Upon Death”); or

(d)          the effective date of a written notice sent to the Company stating Employee's determination made in good faith of “Constructive Termination” by the Company, as defined under Section 7.3 below (“Constructive Termination”); or

(e)          thirty (30) days after the effective date of a notice sent to Employee stating that the Company is terminating his employment, without cause, which notice can be given by the Company at any time after the Effective Date at the Company's sole discretion, for any reason or for no reason (“Termination Without Cause”); or

(f)           the effective date of a notice sent to the Company from Employee stating that Employee is electing to terminate his employment with the Company (“Voluntary Termination”).

7.2          “Cause” Defined. For purposes of this Agreement, “cause” for Employee's termination means Employee's conviction of a felony involving moral turpitude and will exist at any time after the happening of one or more of the following events:

(a)          any willful act or acts of dishonesty undertaken by Employee and intended to result in substantial gain or personal enrichment of Employee at the expense of the Company; or

(b)          any willful act of gross misconduct which is materially and demonstrably injurious to the Company.

No act, or failure to act, by Employee shall be considered “willful” if done, or omitted to be done, by him in good faith and in the reasonable belief that his act or omission was in the best interest of the Company and/or required by applicable law.

7.3          “Constructive Termination” Defined. “Constructive Termination” shall mean:

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(a)          a material reduction in Employee's salary or benefits not agreed to by Employee; or

(b)          a material change in Employee's responsibilities not agreed to by Employee; or

(c)          the Company's failure to comply in any material respect with any material term of this Agreement; or

(d)          a requirement that Employee relocate to an office that would increase Employee's one-way commute distance by more than fifty (50) miles; or

(e)          a “Change in Control” of the Company, as defined herein. A “Change in Control” means the occurrence of any of the following events: (i) any sale or exchange of the capital stock by the stockholders of the Company in one transaction or series of related transactions where more than fifty percent (50%) of the outstanding voting power of the Company is acquired by a person or entity or group of related persons or entities; or (ii) any reorganization, consolidation or merger of the Company where the outstanding voting securities of the Company immediately before the transaction represent or are converted into less than fifty percent (50%) of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or (iii) the consummation of any transaction or series of related transactions that results in the sale of all or substantially all of the assets of the Company; or (iv) any “person” or “group” (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities representing more than fifty percent (50%) of the voting power of the Company then outstanding; or (v) less than a majority of the Board of Directors are persons who were either nominated for election by the Board of Directors or were elected by the Board of Directors. A “change of control” will specifically exclude the Company’s initial stock for stock exchange with Highland Clan Creations Corp. expected to occur in May 2006.

8.	Effect of Termination.

8.1         Termination for Cause or Voluntary Termination. In the event of any termination of Employee's employment pursuant to Section 7.1(a) or Section 7.1(f), the Company shall immediately pay to Employee the compensation and benefits otherwise payable to Employee under Section 5 through the date of termination. Employee's rights under the Company's benefit plans of general application shall be determined under the provisions of those plans.

8.2         Termination for Disability. In the event of termination of employment pursuant to Section 7.1(b):

(a)          the Company shall immediately pay to Employee the compensation and benefits otherwise payable to Employee under Section 5 through the date of termination,

(b)          for three (3) months after the termination of Employee's employment, the Company shall continue to pay Employee (A) his salary under Section 5.1

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above at Employee's then-current salary, less applicable withholding taxes, payable on the Company's normal payroll dates during that period, (B) his annual cash bonus pro rata for three (3) months under Section 5.2 above, (C) shall continue his benefits under Section 5.3 above, and (D) Employee’s options under section 5.4 shall continue to vest for three months after termination, and

(c)          Employee shall receive other severance and disability payments as provided in the Company's standard benefit plans.

Within thirty (30) days of the Effective Date, the Company will procure disability insurance sufficient to fund its obligations to Employee hereunder, naming the Employee as payee. The Company shall maintain such insurance in force at all times that Employee is employed pursuant to this Agreement.

8.3         Termination Upon Death. In the event of termination of employment pursuant to Section 7.1(c), all obligations of the Company and Employee shall cease, except the Company shall immediately pay to Employee (or to Employee's estate) the compensation and benefits otherwise payable to Employee under Section 5 through the date of termination.

8.4          Constructive Termination or Termination Without Cause. In the event of any termination of this Agreement pursuant to Section 7.1(d) or Section 7.1(e),

(a)          the Company shall immediately pay to Employee the compensation and benefits otherwise payable to Employee under Section 5 through the date of termination, and

(b)          for twelve (12) months after the termination of Employee's employment, the Company shall continue to pay Employee (A) his salary under Section 5.1 above at Employee's then-current salary, less applicable withholding taxes, payable on the Company's normal payroll dates during that period, (B) his annual cash bonus under Section 5.2 above, and (C) shall continue his benefits under Section 5.3 above, and

(c)          If the termination occurs after a Change in Control, then in addition to the foregoing benefits, all of Employee's vested and unvested options to purchase the Company's or the Company’s parent’s Common Stock shall, as of the date of employment termination, be immediately exercisable in full and shall remain exercisable for the periods specified in such options or the plans governing such options, and all shares of the Company's or the Company’s parent’s Common Stock owned by Employee shall immediately be released from any and all vesting restrictions, and Company shall pay Employee in a lump sum, in cash, on or before the fifth business day following the effective date of termination, an amount equal to Employee's salary for one year at the time of termination; provided, that if the total amount of the benefits available to Employee under this Section 8.4, either alone or together with other payments which Employee has the right to receive from the Company, would constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the Company shall pay to Employee at the time of termination an additional amount such that the net amount retained by Employee, after deduction of the excise tax imposed by Section 4999 of the Code and any federal, state and local income tax and excise tax imposed on such additional amount, shall be equal to the amount payable to the Employee under this Section 8.4 as originally determined prior to the deduction of the excise tax.

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9.	Miscellaneous.
	9.1	Dispute Resolution.

(a)          Arbitration of Disputes. Any dispute under this Agreement shall be resolved by arbitration in the State of California, Sonoma County, and, except as herein specifically stated, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA Rules”) then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve such dispute; provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties.

(b)          Compensation of Arbitrator. Any such arbitration will be conducted before a single neutral arbitrator who will be compensated for his or his services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or his rate of compensation.

(c)          Selection of Arbitrator. The American Arbitration Association will have the authority to select an arbitrator from a list of arbitrators who are partners in a nationally recognized firm of independent certified public accountants from the management advisory services department (or comparable department or group) of such firm; provided, however, that such firm cannot be the firm of certified public accountants then auditing the books and records of either party or providing management or advisory services for either party.

(d)          Payment of Costs. Employee shall bear only those costs of arbitration he or she would otherwise bear had he or she brought a claim covered by this Agreement in court.

(e)          Burden of Proof. For any dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

(f)           Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.

(g)          Terms of Arbitration. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

(h)          Exclusive Remedy. Except as specifically otherwise provided in this Agreement, arbitration will be the sole and exclusive remedy of the parties for any dispute arising out of this Agreement.

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9.2          Severability. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such arbitrator or court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.

9.3          No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

9.4          Assignment. This Agreement and all rights hereunder are personal to Employee and may not be transferred or assigned by Employee at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company's obligations hereunder.

9.5         Withholding. All sums payable to Employee hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

9.6         Entire Agreement. This Agreement constitutes the entire and only agreement and understanding between the parties relating to employment of Employee with Company and this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings with respect to Employee's employment; except that the Employee Invention Assignment and Confidentiality Agreement shall remain as an independent contract and shall remain in full force and effect according to its terms.

9.7          Amendment. This Agreement may be amended, modified, superseded, cancelled, renewed or extended only by an agreement in writing executed by both parties hereto.

9.8          Notices. All notices and other communications required or permitted under this Agreement shall be in writing and hand delivered, sent by telecopier, sent by registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by telecopier, five (5) days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party shall notify the other parties:

If to the Company:	Raptor Pharmaceutical Inc.

9 Commercial Blvd., Suite 200

Novato, CA 94949

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Telecopier:	415-382-1368
Attention:	Board of Directors

If to Employee:	Christopher M. Starr, Ph.D.

P. O. Box 226

Sonoma, CA 95476

Telecopier:	707-939-1143

9.9          Binding Nature. This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.

9.10       Headings. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural included the singular, the masculine gender includes both male and female referents and the word “or” is used in the inclusive sense.

9.11       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

9.12        Governing Law. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws.

9.13       Attorneys' Fees. In the event of any claim, demand or suit arising out of or with respect to this Agreement, the prevailing party shall be entitled to reasonable costs and attorneys' fees, including any such costs and fees upon appeal.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the date first above written.

Raptor Pharmaceutical Inc.	Christopher M. Starr, Ph.D.

By: Raymond W. Anderson
Director

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